EXHIBIT H

Pro Forma Capitalization of Xcel Energy Inc.
as of September 30, 2002 (in 000’s)

(Without deconsolidation of NRG)

						As Adjusted for Proposed
			As adjusted for events during			Transactions
			fourth quarter of 2002

	September 30, 2002 *		Events	Proforma		Event	Proforma

Current Portion of Long Term Debt	7,521,934	33.5%		7,521,934	33.8%		7,521,934	33.1%

Short Term Debt	2,231,820	10.0%	1	1,831,820	8.2%		1,831,820	8.1%

Long Term Debt	6,561,412	29.3%	2	6,791,412	30.5%		6,791,412	29.9%

Total Debt	16,315,166	72.8%		16,145,166	72.6%		16,145,166	71.0%

TOPRS	494,000	2.2%		494,000	2.2%		494,000	2.2%

Preferred Stock	105,320	0.5%		105,320	0.5%		105,320	0.5%

Total Preferred Equity	599,320	2.7%		599,320	2.7%		599,320	2.7%

Common Stock	5,442,406	24.3%		5,442,406	24.5%	3	5,942,406	26.1%

Minority Interest	63,937	0.3%		63,937	0.3%		63,937	0.3%

Total Common Equity	5,506,343	24.6%		5,506,343	24.7%		6,006,343	26.4%

TOTAL CAPITALIZATION	22,420,829	100.0%		22,250,829	100.0%		22,750,829	100.0%

*	Liabilities reclassified as Held for Sale (formerly classified as debt and minority interest) have been added back for this calculation. Common stock equity includes par value, premium, retained earnings, shares held by ESOP, accumulated other comprehensive income and minority interest. Consistent with the SEC order in Release No. 35-27597, dated November 7, 2002, ratios also include the effects on capitalization from the disposition by NRG or its subsidiaries of their ownership of the Killingholme generation facility in England and the Brazos Valley generation facility in Texas, which facilities NRG or its subsidiaries are in the process of transferring to lenders even though legal title has not been transferred to the lenders at this time.

1.	$400 million of short term debt retired as result of convertible issue and cash reserves

2.	$230 million of convertible debt issued at Xcel Energy

3.	$500 million of common equity issued at Xcel Energy

H-1

Pro Forma Capitalization of Xcel Energy Inc.
as of September 30, 2002 (in 000’s)

(Assuming deconsolidation of NRG)

						As Adjusted for Proposed
			As adjusted for events during			Transactions
			fourth quarter of 2002

	September 30, 2002 *		Events	Proforma		Event	Proforma

Current Portion of Long Term Debt	7,521,934	33.5%	1	532,466	4.2%		532,466	4.1%

Short Term Debt	2,231,820	10.0%	2	589,249	4.7%		589,249	4.5%

Long Term Debt	6,561,412	29.3%		5,459,968	43.4%	3	5,709,968	43.7%

Total Debt	16,315,166	72.8%		6,581,683	52.4%		6,831,683	52.3%

TOPRS	494,000	2.2%		494,000	3.9%		494,000	3.8%

Preferred Stock	105,320	0.5%		105,320	0.8%		105,320	0.8%

Total Preferred Equity	599,320	2.7%		599,320	4.8%		599,320	4.6%

Common Stock	5,442,406	24.3%		5,382,473	42.8%	3	5,632,473	43.1%

Minority Interest	63,937	0.3%		8,015	0.1%		8,015	0.1%

Total Common Equity	5,506,343	24.6%		5,390,488	42.9%		5,640,488	43.2%

TOTAL CAPITALIZATION	22,420,829	100.0%		12,571,491	100.0%		13,071,491	100.0%

*	Liabilities reclassified as Held for Sale (formerly classified as debt and minority interest) have been added back for this calculation. Common stock equity includes par value, premium, retained earnings, shares held by ESOP, accumulated other comprehensive income and minority interest. Consistent with the SEC order in Release No. 35-27597, dated November 7, 2002, ratios also include the effects on capitalization from the disposition by NRG or its subsidiaries of their ownership of the Killingholme generation facility in England and the Brazos Valley generation facility in Texas, which facilities NRG or its subsidiaries are in the process of transferring to lenders even though legal title has not been transferred to the lenders at this time.

1.	$400 million of short term debt retired as result of convertible issue and cash reserves

2.	$230 million of convertible debt issued at Xcel Energy

3.	$250 million of common equity and $250 million of long term debt to be issued at Xcel Energy. Actual issuance type and amounts will depend on market conditions at the time of issuance.

H-2